UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2010

KINDER MORGAN ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-11234	76-0380342
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 Dallas Street, Suite 1000

Houston, Texas 77002

(Address of principal executive offices, including zip code)

713-369-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

The following table summarizes Kinder Morgan Energy Partners, L.P.’s (“KMP” or the “Partnership”) budget for 2011:

	Year Ending December 31, 2011
	(In millions)
Segment earnings before DD&A:
Products Pipelines	$730
Natural Gas Pipelines	1,079
CO2	1,098
Terminals	713
Kinder Morgan Canada	193
Total segments	3,813
General and administrative expenses, interest, sustaining capital expenditures, cash versus book taxes and other	(1,128)
Distributable cash flow	$2,685

Distributions to general partner	1,171
Distributions to limited partners	1,477	(a)
Coverage	37	(b)
Total	$2,685

(a)               Assuming an average of 321 million common units outstanding in 2011, equates to a distribution of $4.60 per common unit.

(b)              Coverage means cash retained and not distributed.

Assumptions and Considerations

The forgoing summary of KMP’s budget is based on the assumption that KMP declares cash distributions of $4.60 per common unit for 2011.  A $4.60 per unit distribution represents an increase of $0.20 per unit over the $4.40 per common unit cash distribution that the Partnership expects to pay for 2010. The following assumptions with respect to KMP’s business segments and its overall operations show the basis for the estimated increase. For a description of KMP’s business segments and operations, see KMP’s Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequently filed Quarterly Reports on Form 10-Q. Amounts in the following discussion do not include the impact of certain items, which for the historical periods are discussed in the footnotes to the tables in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in KMP’s 2009 Form 10-K. The more significant certain items impacting segment earnings before DD&A in 2010 and 2011 are noted in the footnotes to the tables below.

Business Segments

Products Pipelines.  The following table shows estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership’s estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,
	2011	2010	Increase
		(In millions)
Earnings before DD&A (1)	$730	$685	$45

(1)   For the twelve months ending December 31, 2010, does not include a net $169 million reduction due to certain items, primarily a $158 million expense associate with rate case liability adjustments, described in the footnotes to the table in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Products Pipelines" in KMP's Form 10-Q for the quarterly period ended September 30, 2010.

Segment earnings before DD&A are anticipated to increase by $45 million in 2011, an increase of approximately 7%, driven by (1) an increase in revenues from existing assets, (2) incremental revenues from expansion projects that were placed into service during 2010 or that are anticipated to be placed into service in 2011, including new tanks with a total capacity of 640,000 barrels at the Carson and Colton terminals and a project to move additional volumes on the Cochin pipeline, and (3) a full year of operations from 2010 acquisitions with a total purchase price of approximately $50 million. The increase in revenues from existing assets is primarily attributable to (1) anticipated transportation volume increases which vary depending on the asset and (2) a FERC annual index adjustment equal to the Producer Price Index-Finished Goods plus an adjustment that applies to the interstate products pipelines. For the period from 2006 through 2010 that adjustment has been plus 1.3%, and KMP budgeted it to be plus 2.9% in 2011. FERC recently established the adjustment at plus 2.65% for 2011 through 2015. This twenty-five basis point difference is offset by the difference between the Producer Price Index KMP had budgeted for in 2011 and the consensus estimate for the 2011 Producer Price Index. The price adjustment occurs on July 1 of each year.  For the first six months of 2011, the price adjustment, which went into effect on July 1, 2010, is (1.3)%, and the price adjustment for the last six months of 2011 is estimated to be 6.8%.

Natural Gas Pipelines.  The following table shows estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership’s estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,
	2011	2010	Increase
		(In millions)
Earnings before DD&A (1)	$1,079	$979	$100

(1)               Includes KMP’s share of DD&A of the Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, Fayetteville Express Pipeline LLC and KinderHawk Field Services LLC joint ventures.

Segment earnings before DD&A are anticipated to increase by $100 million in 2011, an increase of approximately 10%.  This increase is primarily attributable to (1) a full year of operations by the Fayetteville Express pipeline, which was placed into service in December 2010, (2) a full year of operations as well as increased volumes from the KinderHawk joint venture, KMP’s 50% interest in which was acquired in May 2010, (3) a full year of the Midcontinent Express pipeline operating at its expanded capacity, and (4) expansions in KMP’s Texas Intrastate business, including the North Dayton storage expansion and the Copano Eagle Ford joint venture project.

CO2.  The following table shows the estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership’s estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,		Increase/
	2011	2010	(Decrease)
Earnings before DD&A (in millions) (1)	$1,098	$959	$139

(1)     For the twelve months ending December 31, 2010, does not include a net $10 million increase due to certain items, primarily related to unrealized gains, described in the footnotes to the table in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—CO2.”

Segment earnings before DD&A are anticipated to increase by $139 million in 2011, an increase of approximately 14%. The expected increase in earnings before DD&A is primarily attributable to an expected increase in prices, including (1) a $12 per barrel increase in the average hedged price, (2) a greater amount of unhedged production for which KMP is expected to receive the market price and (3) a budgeted $10 per barrel increase in the market price to approximately $89 per barrel which approximated the forward curve at the time KMP’s 2011 budget was prepared. Oil production at SACROC of 29,400 barrels per day is anticipated to be relatively flat compared to 2010 estimates. Oil production at Yates is expected to decline by approximately 1,500 barrels per day (of which 750 barrels per day are attributable to KMP’s 50% share) to 22,500 barrels per day, which is slightly lower than the Partnership’s estimates for the end of 2010. Oil production at the Katz field is expected to increase by approximately 1,000 barrels per day due to the expected implementation of a CO2 flood during 2011.  Net production (including heavy natural gas liquids) for 2011 is 75% hedged, as compared to 78% for 2010.

For 2011, KMP estimates that every $1 change in the average West Texas Intermediate crude oil price per barrel would impact the CO2 segment’s cash flows by approximately $6 million and that, at budgeted prices, every 1,000 barrel per day change at SACROC and Yates would impact the segment’s cash flows by approximately $25 million and $13 million, respectively.

Terminals.  The following table shows estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership’s estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,
	2011	2010	Increase
		(In millions)
Earnings before DD&A (1)	$713	$646	$67

(1)     For the twelve months ending December 31, 2011, does not include a net $16 million increase due to certain items related to insurance proceeds received for casualty losses.

Segment earnings before DD&A are anticipated to increase by $67 million in 2011, an increase of 10%, primarily driven by (1) formulaic rate increases (based on the Consumer Price Index, Producer Price Index or Gross Domestic Product) in certain of KMP’s terminal contracts, (2) an increase in contract rates at the liquids terminals for contracts that expired in 2010 or will expire in 2011 and have been or are expected to be renegotiated at higher average rates, (3) a full year earnings impact from assets acquired in 2010 totaling approximately $365 million, including acquisitions from US Development Group and Slay Industries, and a partial year earnings impact from approximately $175 million (two-thirds of which have been identified) in expected acquisitions in 2011 and (4) a full year of operations at expansion projects that were completed during 2010 and a partial year of operations at expansions expected to be completed during 2011, including system upgrades at the Carteret, New Jersey facility, Pier IX coal expansion and petroleum coke expansion projects. These expansion projects are generally committed under customer contracts.

Kinder Morgan Canada.  The following table shows estimated earnings before DD&A for this segment for the twelve months ending December 31, 2011 compared to the Partnership’s estimate for the twelve months ending December 31, 2010.

	Twelve Months Ending December 31,
	2011	2010	Increase
		(In millions)
Earnings before DD&A	$193	$178	$15

Segment earnings before DD&A are anticipated to increase by $15 million in 2011, an increase of 8%, primarily due to a new agreement with the Canadian Association of Petroleum Producers on the Trans Mountain pipeline which is currently awaiting approval by the National Energy Board of Canada. The existing agreement expires on December 31, 2010.

Other Assumptions

•                  General and Administrative Expenses.  KMP’s general and administrative expenses not including certain items are estimated to be approximately $389 million for the twelve months ending December 31, 2011, as compared to approximately $375 million estimated for the twelve months ending December 31, 2010. KMP’s general and administrative expenses were approximately $288 million for the nine months ended September 30, 2010, not including a net $9 million reduction due to certain items, as described in the footnotes to the table in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Consolidated” in KMP’s September 30, 2010 Form 10-Q.

•                  Sustaining Capital Expenditures.  KMP’s sustaining capital expenditures are estimated to increase by approximately 25% to approximately $225 million for the twelve months ending December 31, 2011, as compared to $180 million estimated for the twelve months ending December 31, 2010. The increase from 2010 to 2011 is driven by an increase in pipeline relocations, increased environmental spending, timing of compression and turbine overhauls, increased compliance spending in KMP’s Terminals segment, expansions and acquisitions.

•                  Expansion Capital Expenditures, Acquisitions and Capital Contributions.  In the aggregate, KMP is projected to spend approximately $1.4 billion in expansion capital expenditures, small acquisitions and contributions to its joint ventures in 2011. KMP’s expansion capital expenditures, acquisitions and contributions to its joint ventures are expected to total approximately $2.5 billion for 2010. For 2011, KMP’s expansion capital expenditures are estimated to be approximately $795 million, as compared to approximately $847 million estimated for the twelve months ending December 31, 2010.  KMP’s expenditures for acquisitions are estimated to be approximately $225 million for the twelve months ending December 31, 2011. Additionally, KMP is projected to contribute approximately $357 million in 2011 to its joint ventures, primarily the Fayetteville Express pipeline and Copano Eagle Ford joint ventures, to fund its share of expansion capital. These expenditures in 2011 are expected to be funded with approximately 50% debt and 50% equity as discussed below.

•                  Financing and Interest Expense.  KMP’s interest expense is expected to be approximately $558 million for the twelve months ending December 31, 2011, as compared to approximately $505 million estimated for the twelve months ending December 31, 2010. The expected increase for 2011 is primarily due to an increase in the estimated average outstanding debt balance of approximately $1 billion.

•                  Average Units Outstanding.  KMP is projecting approximately $700 million of additional equity in the twelve months ending December 31, 2011, including the issuance of approximately $270 million of common units and approximately $430 million of cash retained due to i-unit distributions made in additional i-units rather than in cash. Average units outstanding for the twelve months ending December 31, 2011 are expected to be approximately 321 million.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN ENERGY PARTNERS, L.P.

	By:	KINDER MORGAN G.P., INC.,
its general partner

		By:	KINDER MORGAN MANAGEMENT, LLC,
its delegate

Dated: December 29, 2010			By:	/s/ Kimberly A. Dang
Kimberly A. Dang
Vice President and Chief Financial Officer